Exhibit 99.1
       ADDvantage Technologies Group Extends Distribution
                Agreement with Scientific-Atlanta

BROKEN ARROW, Okla., December 12, 2005    ADDvantage Technologies Group, Inc.
(AMEX: AEY), announced today its subsidiary, Tulsat, has signed a three-year extension for its Domestic Distributor Agreement with Scientific-Atlanta, a leading supplier of digital content distribution systems and transmission networks.

Under the terms of the agreement, Tulsat, a Master Stocking Distributor of Scientific-Atlanta current and legacy equipment and will continue to be the exclusive distributor for select Scientific-Atlanta headend and transmission products for U.S. customers through January 15, 2009.

David Chymiak, Chairman of the Board of ADDvantage, said, "We are pleased to extend our distribution agreement with Scientific-Atlanta. This three-year extension demonstrates the confidence Scientific-Atlanta has in our ability to fill orders rapidly and meet the needs of customers as a result of our large inventory. We are confident this agreement strengthens our mutually beneficial relationship."


ADDvantage Technologies Group, Inc. supplies the cable television (CATV) industry with a comprehensive line of system-critical network equipment and hardware, and nationwide technical repair through its subsidiaries, Tulsat-Nebraska, NCS Industries, ComTech Services, Tulsat-Texas, Tulsat-Atlanta and Jones Broadband International.

The products ADDvantage offers are used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems. These products are sold to customers in the CATV industry who provide an array of communications services, including television, high-speed data (Internet) and telephony, to single-family homes, apartments and institutions such as hospitals, prisons, universities, schools, cruise ships and others. For more information, please visit the corporate web site at www.addvantagetech.com.

The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Companys reports and documents filed from time to time with the Securities and Exchange Commission.


                                           KCSA Worldwide
Company Contact:                           Michael Cimini / Garth Russell
Ken Chymiak       (9l8) 25l-2887           (212) 896-1233 / (212) 896-1250
David Chymiak     (9l8) 25l-2887           mcimini@kcsa.com / grussell@kcsa.com